Updated May 2026        Exhibit 19.1
Wolfspeed, Inc.
Securities Trading Policy
I. POLICY
A.Persons Subject to Policy; No Trading While in Possession of Material Non-Public Information
No employee, officer or director of Wolfspeed, Inc. and its subsidiaries (collectively, “Wolfspeed”) may trade in or recommend trading in Wolfspeed stock or other Wolfspeed securities or conduct any other form of trading activity while in possession of material non-public information about Wolfspeed. The purchase or sale of a security while in possession of such material non-public information constitutes “insider trading” and is unlawful under United States securities laws and is prohibited by the Wolfspeed Code of Conduct and this policy, as is unlawful “tipping” or communicating material, non-public information to another person who uses it to purchase or sell securities.
Similarly, persons covered by this policy may not trade in securities of any other company while in possession of any material non-public information about that company which they obtained in the course of their employment with or service to Wolfspeed, such as information about a major contract or acquisition negotiations by or with that other company.
Material information means information that a reasonable investor would consider important in making a decision to buy, hold or sell securities and that is not available to the general public. Any information that could reasonably be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. Material information could include, for example, information about earnings or other financial results, loss or signing of a significant order or contract, significant product announcements, the hiring, firing or resignation of an executive officer of Wolfspeed, or plans for an acquisition. Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, materiality is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on the company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price may be material even if the possibility that the event will occur is relatively small. When in doubt, information obtained as an employee, officer or director of Wolfspeed should be presumed to be material and non-public.
Information is considered nonpublic if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through a press release, the print, broadcast or electronic media or a report filed with the U.S. Securities and Exchange Commission (the “SEC”). In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information before it is considered public (generally, at least twenty-four (24) hours). If material information is disclosed in a press release, it must be reported on a national wire service, published in a national newspaper, or reported by some other nationwide source of investment information before it is deemed public.

B.Closed Trading Window
The employees and directors described in Section II. A. below are also prohibited from trading in Wolfspeed stock or other Wolfspeed securities, whether or not they possess material non-public information, during Blackout Periods (as defined below).
C.Prohibited and Special Transactions
In addition, all Wolfspeed employees and directors are subject to the restrictions in Section II. C. below at all times (whether or not during a Blackout Period), and whether or not they possess material non-public information.
II. GUIDELINES
A.Individuals Subject to Quarterly Blackout Periods
The quarterly Blackout Period and the restrictions described below apply to (i) all directors and officers of Wolfspeed, Inc.; and (ii) all employees of Wolfspeed and Wolfspeed subsidiaries who are designated in writing by the Chief Executive Officer (“CEO”) and are notified that they are subject to the Blackout Period.
B.Quarterly Blackout Period
No person subject to the Blackout Period may buy or sell Wolfspeed securities during the Blackout Period. The “Blackout Period” is the time period commencing at least twenty-one (21) calendar days before the end of a fiscal quarter and ending with the opening of the first regular New York Stock Exchange (NYSE) trading session that begins after at least twenty-four (24) hours has passed following the public release of Wolfspeed’s financial results for the previous quarter. During this Blackout Period, the Wolfspeed “Trading Window” is considered closed. “Wolfspeed securities” under this policy include call and put options and any other securities with a value derived from Wolfspeed’s stock. The exact Blackout Period dates for any quarter will be emailed to employees and will also be posted on the Wolfspeed Intranet.
C.Additional Restrictions
All Wolfspeed employees and directors are also subject to the following additional restrictions at all times:
•Publicly-Traded Options
Given the relatively short term of publicly-traded options, transactions in options with a value derived from Wolfspeed’s stock may create the appearance that an employee or director is trading based on material non-public information and focus the person’s attention on short-term performance at the expense of Wolfspeed’s long-term objectives. Accordingly, transactions in put options, call options, and other derivative securities with a value derived from Wolfspeed’s stock, on an exchange or in any other organized market, are prohibited at all times for all

Wolfspeed employees and directors (option positions arising from certain types of hedging transactions are governed by the “Hedging Transactions” subparagraph below).
•Short Sales
Short sales (the sale of a security that the seller does not own) of Wolfspeed securities may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in Wolfspeed’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve Wolfspeed’s performance. For these reasons, short sales of Wolfspeed securities are prohibited at all times for all Wolfspeed employees and directors (short sales arising from certain types of hedging transactions are governed by the “Hedging Transactions” subparagraph below).
•Margin Accounts and Pledged Securities
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Wolfspeed securities, all Wolfspeed employees and directors are prohibited from holding Wolfspeed securities in a margin account or otherwise pledging Wolfspeed securities as collateral for a loan (pledges of Wolfspeed securities arising from certain types of hedging transactions are governed by the “Hedging Transactions” subparagraph below).
•Hedging Transactions
Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may permit a director or employee to continue to own Wolfspeed securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as Wolfspeed’s other shareholders. Therefore, all such hedging transactions in Wolfspeed securities described in this paragraph are prohibited for all Wolfspeed employees and directors.
D. Additional Blackout Periods
The CEO of Wolfspeed may prohibit trading at other times when Wolfspeed is in possession of non-public information that may be deemed material. In such circumstances, the Trading Window may be closed for those individuals or groups the CEO may determine advisable after consulting with counsel. Those individuals will be notified of such closed Trading Window as appropriate.

E.Transactions by Family Members and Controlled Entities
Transactions that would otherwise be prohibited if engaged in by a person covered by this policy may not be made by family members who reside with such person (including a spouse, children (including those away at college), stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in such person’s household, and any family members who do not live in such person’s household but whose transactions in securities are directed by the person or are subject to the person’s influence or control, such as parents or children who consult with the person before they trade in securities (collectively referred to as “Family Members”).
This policy applies to any entities that a person covered hereby influences or controls, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this policy and applicable securities laws as if they were for the person’s own account.
F.Trading Window Communications
The opening and closing of the Trading Window will be announced via e-mail or other suitable means to the affected persons. Wolfspeed’s Secretary shall be responsible for maintaining a record of the opening and closing of the Trading Window for all affected individuals and groups.
G.Pre-Clearance Procedures
Each person subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) (i.e., all directors and executive officers of Wolfspeed) (“Section 16 Insiders”), as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Wolfspeed securities without first obtaining pre-clearance of the transaction from the General Counsel. A request for pre-clearance should be submitted to the General Counsel at least two business days in advance of the proposed transaction.
Before a request for pre-clearance is made, the requestor must carefully consider whether he or she may be in possession or aware of any material nonpublic information about Wolfspeed. If the requestor affirmatively determines that he or she is not in possession or aware of such information, the requestor may make the pre-clearance request while certifying to the General Counsel that the requestor is not in possession of any material nonpublic information. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if applicable. The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale.
The General Counsel will review the circumstances of the trade, including coordination with any stock repurchase program Wolfspeed may have underway. Any approval of the trade by the General Counsel will be in writing. The General Counsel is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Wolfspeed securities, and should not inform any other person of the restriction.

Transactions that are approved by the General Counsel must be effected within two business days of receipt of pre-clearance, unless an exception is granted by the General Counsel. If the approved transactions are not effected within this time period, the requestor must submit a new request for pre-clearance. As soon as possible upon completing the transaction, and in no event more than one business day, the requestor must notify the General Counsel.
H.Rule 10b5-1 Plans
Notwithstanding the prohibition in Section II. B. above, a person subject to this policy may effect transactions at any time pursuant to a plan established in accordance with SEC Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”), provided that the plan has been submitted to and approved by Wolfspeed’s General Counsel prior to its establishment. The General Counsel will not approve a proposed 10b5-1 plan unless it meets the following requirements:
1.The 10b5-1 plan must, to the extent established by director or executive officer of Wolfspeed, provide that no trades may be made under the 10b5-1 Plan until the later of (a) 90 days after the adoption of the 10b5-1 Plan or (b) two business days following the disclosure of Wolfspeed’s financial results in a Form 10-Q or Form 10-K relating to the quarter in which the 10b5-1 Plan was adopted, subject to a maximum of 120 days after adoption of the 10b5-1 Plan;

2.The 10b5-1 Plan is entered into in good faith and at a time when the person is not in possession of material non-public information regarding Wolfspeed, and not as a scheme to evade the prohibitions of Rule 10b-5 of the Exchange Act, and the person adopting the 10b5-1 Plan provides certifications to such effect to Wolfspeed;

3.The 10b5-1 Plan is not adopted, amended, or modified during a Blackout Period;

4.The 10b5-1 Plan gives a third-party discretion authority to execute transactions in Wolfspeed securities, outside the control of the person entering into the 10b5-1 Plan, or explicitly specifies the securities to be purchased or sold, the number of shares, prices and/or dates of transactions, or other formula(s) describing such transactions; and

5.The 10b5-1 Plan otherwise satisfies the standards of Rule 10b5-1 of the Exchange Act.
I.Others Subject to Policy
Consultants and others who as a result of their relationship with Wolfspeed may acquire knowledge of material non-public information will be requested to agree to comply with this policy. Wolfspeed’s auditors, attorneys, and others bound by professional obligations not to disclose or use Wolfspeed confidential information are exempt from the foregoing requirement.
J.Stock Options

Stock options held by the employees and directors described in Section II.A. above may be exercised when the Trading Window is closed, but the purchased shares may not be sold until the Trading Window opens. Therefore, a “cashless exercise” is not permitted when the Trading Window is closed as to that person.
K.Restricted Stock
This policy does not apply to the vesting of Restricted Stock Awards or Restricted Stock Units under Wolfspeed’s equity compensation plans, or the exercise of a tax withholding right pursuant to which an employee or director elects or allows Wolfspeed to withhold shares of Wolfspeed stock to satisfy any applicable tax withholding requirements upon the vesting of Restricted Stock Awards or Restricted Stock Units. This policy does apply, however, and therefore any applicable Blackout Period also applies, to any market sale of the underlying shares of Wolfspeed stock.
L.Gifts or Donations of Wolfspeed Stock
Bona fide gifts are not transactions subject to this policy, unless the person making the gift has reason to believe that the recipient intends to sell Wolfspeed securities while the donor is in possession or aware of material nonpublic information, or the sales by the recipient of Wolfspeed securities are expected to occur during a Blackout Period.
M.Violations; Disciplinary Action
Violations of this policy by officers or employees may result in disciplinary action, up to and including termination of employment. The disciplinary action to be taken shall be determined by the CEO (or by the Audit Committee, in case of a violation or possible violation by the CEO). Wolfspeed’s Secretary shall be responsible for maintaining a record of any violations or possible violations that come to the Secretary’s attention. Any director, officer or employee having knowledge of a violation or possible violation should inform the Secretary promptly. The Secretary shall promptly inform the Audit Committee of all violations or possible violations that come to the Secretary’s attention and of any disciplinary action taken.